Exhibit 10.1

October 9, 2017

Via E-Mail and Federal Express

Personal and Confidential

Kirk S. Honour

5320 Lee Circle

Shorewood, MN 55331

Re:	Mutual Separation Agreement

Dear Kirk:

The purpose of this Mutual Separation Agreement letter (“Agreement”) is to set forth the mutual agreement of the parties with respect to the end of your employment with EVO Transportation & Energy Services, Inc. (“EVO”) and its subsidiaries (collectively, the “Company”) and your prior independent contractor engagement with the Company. The parties agree that your last day of employment with the Company is today, October 9, 2017.

1.           Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees as follows:

a.           To pay you $37,000 in recognition of the cash you provided to the Company within 10 business days provided and following such time as the Company raises $2,000,000 dollars in public or private debt or equity securities offerings (the “Payment Event”).

b.           To pay you $60,069 in partial payment of your deferred compensation within 10 business days following provided and following the Payment Event. Such payment will be taxed as wages.

c.           To provide you the value of the remainder of your deferred compensation (balance of $240,276) in EVO common stock at a conversion rate of $3.00 (equals 89,092 shares). The Company will cause such action to be taken within ten business days following the Payment Event and after the expiration of the rescission period set forth below without rescission by you. You agree that you are an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D. Payment of any taxes or other tax-related obligations related to the issuance of shares of EVO common stock to you will be solely your responsibility. In no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you as a result of this Agreement, and you agree to indemnify the Company to the extent the Company is required to pay any taxes, penalties, interest or other expenses on your behalf.

2.           Mutual Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 1, and the release provided to you by the Company below, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.           You hereby do release and forever discharge the “Released Parties” (as defined in Section 2.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment or independent contractor engagement with the Company, or the termination of that employment or engagement, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.           This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, salary, bonuses, commissions, penalties, deferred salary, deferred compensation, other payments, vacation, sick, and/or paid time off, severance pay and/or benefits; tortious conduct, defamation, invasion of privacy, negligence, emotional distress; breach of implied or express contract (including, without limitation, any claims arising under your Executive Employment Agreement with the Company dated November 1, 2016), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution or the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 or 181; or any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176. You hereby waive any and all relief not provided for in this Agreement and agree that you have been paid in full in connection with your employment with the Company. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with the Company.

c.           If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 1 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.

d.           You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Section 1 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers compensation benefits, (6) any rights you have under unemployment compensation benefits laws, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to Section 2(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, (9) any rights you may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (10) any rights arising under any agreements between you and the Company related to any equity interests you may have in the Company.

e.           The “Released Parties,” as used in this Agreement, shall mean EVO and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Released Parties in their official and individual capacities.

f.           Specifically in consideration of the release provided by you to the Company as set forth above, by signing this Agreement the Company agrees to and hereby releases, agrees not to sue and forever discharges you from any and all claims and demands it has or might have against you, whether known or unknown, whether in law or equity, contract or tort, arising out of or in connection with your employment by the Company. Notwithstanding the foregoing, this release of claims shall not apply to claims the Company may now or in the future have against you for breach of Section 9 of your Employment Agreement or intentional violation of the law including, but not limited to, theft and/or embezzlement.

3.           Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the Twenty-One (21) day period.

4.           Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 2 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to John P. Yeros, CEO, EVO Transportation & Energy Services, Inc., 8285 West Lake Pleasant Parkway, Peoria, AZ 85382, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to John P. Yeros, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 4, the Company will have no obligation to provide you the payments and benefits described in Section 1 of this Agreement and you will be obligated to return to the Company any payment(s) and benefits already received in connection with Section 1 of this Agreement.

5.           Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. You agree and represent that you have returned to the Company all of its property, including but not limited to, all data, files, documents and property within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of the Company.

6.           Remedies. If you breach any term of this Agreement or Section 9 of your Employment Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 1 of this Agreement and payment by you of its attorneys’ fees and costs. If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

7.           Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Released Parties or you of any liability or unlawful conduct whatsoever. The Released Parties and you specifically deny any liability or unlawful conduct.

8.           Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.

9.           Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

10.         Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota, sitting in Hennepin County, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

11.         Full Agreement. This Agreement contains the full agreement between you and the Released Parties as to your employment with the Company or termination thereof and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties as to your employment with the Company or termination thereof. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, nonsolicitation, intellectual property, return of property, and/or similar provisions your obligations under such agreement(s) (including, without limitation, under Section 9 of your Employment Agreement) shall continue in full force and effect according to their terms and will survive the termination of your employment.

12.         Counterparts. This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

The deadline for accepting this Agreement is 5:00 p.m. on the 21st calendar day following your receipt of this Agreement, not including the date of receipt (the “Offer Expiration”). If not accepted by such time, the offer contained herein will expire. Please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration.

Kirk, we thank you for your service to EVO and we look forward to staying in touch.

Sincerely,

/s/ John P. Yeros
John P. Yeros
CEO
EVO Transportation & Energy Services, Inc.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Kirk S. Honour, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Mutual Separation Agreement.
•	I have read this Mutual Separation Agreement carefully.
•	I understand and agree to all of the terms of the Mutual Separation Agreement.
•	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Mutual Separation Agreement.
•	I intend this Mutual Separation Agreement to be legally binding.
•	I am signing this Mutual Separation Agreement on or after my last day of employment with the Company.

Accepted this 9th day of October, 2017.

/s/ Kirk S. Honour
Kirk S. Honour